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                                                                   EXHIBIT 10.1

                         ASSET PURCHASE AND SALE AGREEMENT


     THIS AGREEMENT is made as of this 29th day of June 1999, by and between LEE PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of California ("Buyer") and PREMIER CONSUMER PRODUCTS, INC., a corporation organized and existing under the laws of the State of Delaware ("Seller"), and ADVANCED POLYMER SYSTEMS, INC., a corporation organized and existing under the law of the State of Delaware ("APS").

     1. SALE AND TRANSFER OF ASSETS. Seller agrees that it will sell, transfer, convey and deliver to Buyer at the closing provided for in Section 3 hereof (the "Closing") certain of the assets of Seller as more specifically defined in Section 2 hereof (the "Assets").

     2.   ASSETS OF SELLER. The Assets shall consist of the following:

          (a) All rights, title and interest, including the goodwill associated therewith, in the Take-Off product line (the "Product") in the Territory (as hereinafter defined), including any and all agreements (whether purchase, royalty, or license) (the "Ownership Agreements") relating to the ownership of the Product, and all "Intangibles" (as defined in Section 8(g) hereof), related to the Product.

          (b) The existing purchase orders for inventory, supplier and contract manufacturing agreements, written sales representatives and distributorship agreements, and customer agreements or arrangements of the Seller relating to the Product (the "Contracts"), all as set forth in Exhibit A annexed hereto. Exhibit A sets forth all agreements and arrangements with customers, suppliers, sales representatives or distributors, whether oral or written, concerning the Product, including commissions, promotional allowances, rebates, return policies, quantity discounts and the like. All contracts set forth on Exhibit A hereto can be transferred and assigned by Seller to Buyer without obtaining the consent of any person or if the consent, of any person is required, such consent has been obtained as set forth on Exhibit A hereto.

          (c) Copies of customer, supplier, sales representative and distributor lists, advertisements and ad sheets and records of Seller which Buyer reasonably determines, prior to Closing, it needs to carry on the business currently being conducted by Seller with respect to the Assets.

          (d) Any and all tools, dies, jig molds and other tangible personal property needed or used to manufacture the Products as set forth on Exhibit B hereto.

          (e) The Inventory of Seller related to the Product (as defined at Section 8(i) hereof).


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     3.   AGREEMENT OF APS. APS agrees and consents to the sale of the Assets by Seller to Buyer.

     4. CLOSING. The Closing of the transaction provided for in Section 1 shall take place at the office of Buyer's counsel, Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Ave., Los Angeles, California 90071, simultaneously with the execution hereof; however, to the extent feasible, the Closing will be accomplished by facsimile signature and overnight courier services. When the transaction provided for in Section 1 is closed pursuant to this Agreement, the purchase of the Assets shall be effective as of June 30, 1999. Any orders unfilled as of 12:01 am PDT on June 29, 1999, or received after such time and date, shall be filled by Seller for the account of Buyer. Any orders received by Seller after 12:01 am PDT on July 1, 1999 shall be forwarded to Buyer. The net profit (gross shipments at normal and customary prices) for orders filled by Seller for the account of Buyer less five percent (5%.) for services provided pursuant to Section 14(e) hereof, less a two percent (2%) cash discount, less the cost of shipping and less the cost of the inventory at standard costs shall be remitted to Buyer as soon as practicable after July 1, 1999, subject to collection of receivables under normal payment terms.

     5. PAYMENT BY BUYER. Subject to the provisions of Section 16 hereof, Buyer shall pay the sum of One Million Dollars for the Product goodwill and, in addition, shall pay the book value of all good, saleable Product Inventory including finished goods, raw materials and work in progress as follows:

          (a)   In respect of Product goodwill:

                (i) Two Hundred Thousand Dollars ($200,000) shall be paid on the closing, one-half to Seller and one-half to APS.

                (ii) Twenty-five (25) monthly payments of Twelve Thousand ($12,000) to Seller and Twenty Thousand ($20,000) to APS beginning September 15, 1999.

          (b)  In respect of Product Inventory:

               (i) Twenty five thousand ($25,000) shall be paid on the closing to Seller

               (ii) An amount to Seller equal to the book value of all good and saleable Product inventory which does not represent more than twelve (12) months historic supply per SKU in accordance with the provisions of Section 16 or such other amount as Buyer and Seller shall mutually agree to be the proper payment for the inventory in accordance with the provisions of this Agreement within ten days of receipt of the inventory by Buyer, less the sum paid in 5b(i).

          (c) Any unpaid balance due shall be due and payable on September 15, 2001; interest shall accrue on all of the unpaid outstanding balance of the purchase price and shall be paid monthly commencing September 15, 1999, at a rate equal to the


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highest prime rate published in the Wall Street Journal during the month preceding the month in which the interest, payment is due and continuing until the entire outstanding amount of the purchase price shall have been paid in full. In no case, however, shall the interest rate be higher than that rate permitted by applicable law.

Any and all payments due Seller and APS hereunder (except for the Inventory) which are not paid in full on the Closing shall be evidenced by a Promissory Note payable to Seller for Three Hundred Thousand ($300,000) and a Promissory Note payable to APS for Five Hundred Thousand Dollars ($500,000) each and a separate Promissory Note payable to Seller only for the Inventory substantially in the form of Annex III attached hereto (the "Promissory Notes"). The Promissory Notes shall be secured by the grant of a security interest in the intangibles in accordance with and pursuant to a Security Agreement substantially in the form of Annex IV attached hereto.

     6.   LIMITED LIABILITIES BEING ASSUMED: ACCOUNTS RECEIVABLE.

          (a) On the Closing, Buyer shall assume the following liabilities, and only the following liabilities of Seller and no other liabilities of
Seller:

               (i)  The Contracts provided for in Section 2(b) hereof.

          (b) With respect to the liabilities assumed pursuant to Section 6(a)(i) hereof, Buyer shall assume only those contractual liabilities, obligations and commitments which arise after and mature after the Closing and those contractual liabilities, obligations and commitments which arise before the Closing but mature after the Closing as are specifically provided for herein, and Seller shall be responsible for any liabilities, obligations and commitments which arise on or before or mature on or before the Closing or which arise before the Closing but mature after the Closing (except those specifically assumed herein by Buyer). The agreements set forth in Section 6(a)(i) hereof shall be transferred by Seller to Buyer on Closing.

          (c) Other than as set forth in this Section 6, Buyer is not assuming any liabilities, obligations or commitments, whether matured or not, contingent or not or fixed or not of Seller. Among those liabilities not being assumed are those relating to (i) obligations owed or incurred to employees or independent contractors for wages, salaries, bonuses, commissions, termination pay, vacation or leave pay, withholding amounts or withholding taxes, employee benefits, workers compensation, employee insurance, employee contracts, collective bargaining agreements, or amounts due pursuant to pensions, profit sharing, stock options, stock purchase, health, dental or welfare, or any other type of employee benefit plan, including, but without limitation, any withdrawal liability provided for in the Employee Income Retirement Security Act of 1974, as amended, (ii) sales, use, employee, income, franchise or any other types of taxes, (iii) any litigation, torts, environmental claims, employee or independent contractor claims, breaches of contract (including wrongful termination) and violations of law, whether relating to the operation of the business of Seller or not, and (iv) any amounts owed to customers, suppliers, subcontractors, sales representatives or


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distributors. Buyer, in making this Agreement, is not now nor will it become a successor in interest to Seller with respect to any collective bargaining agreement Seller may have in effect. The above list is not intended to be an exhaustive list of liabilities not being assumed.

          (d) After the Closing, Seller shall hold harmless and indemnify Buyer against any liabilities of Seller not being assumed by Buyer pursuant to Section 6(a) hereof and any and all claims against Seller. After the Closing, Buyer shall hold harmless and indemnify Seller against any liability assumed by Buyer hereunder.

         (e) Seller shall be responsible for collecting any of its accounts receivable that remain outstanding as of the Closing for the Products. If Buyer receives any payments for said accounts receivable owed to Seller, Buyer shall promptly remit such payments to Seller. Payments made by customers shall be credited to the oldest outstanding invoice unless otherwise specified by the customer. Seller will be responsible for settling and paying customers any amounts of the Products returned to Buyer or for which the Seller or Buyer receives notice from the customer that the Products are to be returned, provided that such returns or notice occurs in the six-month period after the Closing; provided, further, if a customer deducts any amounts from Buyer which Seller is responsible for under the provision of this Agreement, Buyer may deduct such amounts from any payments due to Seller by Buyer. Buyer shall not encourage any customer to return any Products shipped by Seller.

         (f) Seller shall be responsible for any product liability claims (i) arising from an occurrence or sale of any of such Products taking place prior to the Closing or (ii) arising out of the manufacture of a Product by or for Seller, provided such claim does not arise out of the negligence of Buyer. Buyer shall name Seller as additional insured on Buyer's product liability policy through December 31, 2000. Buyer shall provide Seller with such certificates of insurance, or other evidence, as Seller may reasonably request from time to time to verify such product liability insurance coverage. Buyer shall designate Seller as an additional insured on such policy and shall maintain such insurance at Buyer's sole cost and expense and at levels of coverage customarily maintained by Buyer.

         (g) Seller shall pay for all co-op advertising or promotional activities, including redemption of coupons that can be specifically identified as being issued prior to the Closing, for all advertising runs, and for any other marketing expenses incurred prior to the Closing, regardless of when the claim is presented relating to the Products. Seller shall forward to Buyer invoices for advertising or promotions scheduled to run after Closing, and Buyer shall make the payments therefor; provided, however, to the best of Seller's Knowledge (as Defined in Section 9 hereof), the advertising and promotional activities scheduled to run after Closing, including outstanding coupons, and the expenses therefor are set forth on Exhibit C hereto. Advertising and promotional obligations which are not set forth on Exhibit C that benefit Buyer (and the Products) not exceeding Two Thousand Five Hundred Dollars ($2,500), individually and

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up to Ten Thousand Dollars ($10,000) in the aggregate shall be paid by Buyer and any excess amounts shall be paid promptly by Seller.

         (h) After closing, Seller shall promptly notify Buyer by telephone and send to Buyer by mail copies of all wholesale orders from the trade (vs. retail/mail orders) that it receives for the Products. Seller shall promptly fax to Buyer a receiving report for all returns Seller receives after the Closing Date.

    7. INSTRUMENTS OF CONVEYANCE AND TRANSFER. At the Closing, Seller agrees to deliver to Buyer and to APS as appropriate, a Bill of Sale in the form of Annex I hereto for the Assets and an assignment of all Ownership Agreements and Contracts which Seller has on hand at the date of Closing and all evidence of ownership of Intangibles and executed Promissory Notes in the form of Annex IV, executed Security Agreement in the form of Annex IV and executed UCC-1 form suitable for filing with the California Secretary of State. Seller shall execute such other instruments prepared by Buyer as Buyer may from time to time reasonably request to evidence Buyer's title to the Assets, including the Intangibles and rights to Ownership Agreements and Contracts. Seller shall deliver to Buyer at the Closing, all Ownership Agreements, Contracts and the Intangibles on hand.

    8. USE OF NAME. On and after the Closing, Seller shall cease to use the name of the Product and all similar names in any country of the world where Seller is using such names or has the right to use such names (the "Territory"). The Territory for the Product is set forth in Exhibit I hereto. Seller shall execute an Assignment of such names substantially in the form of Annex II hereto.

    9. REPRESENTATIONS AND WARRANTIES BY SELLER. Seller hereby represents and warrants, subject as appropriate to the consent of APS to provisions of their Agreement that:

         (a) All corporate action by Seller and its Board of Directors to authorize the execution, delivery and performance of this Agreement by Seller have been duly taken.

         (b) To Seller's Knowledge, the execution and delivery by the Seller of this Agreement and the performance by the Seller of this Agreement and the consummation of the transactions herein contemplated will not conflict with, or result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority, domestic or foreign, or the Articles of Incorporation or By-Laws of Seller or any material agreement or instrument to which Seller is a party or by which Seller is bound or to which it is subject; nor will it give to others any interests or rights, including rights of termination, acceleration or cancellation, in or with respect to any-of the properties, assets, agreements, contracts or business of Seller. To Seller's Knowledge, other than as set forth in Exhibit D hereto, no consent of any governmental authority is required to be obtained on the part of the Seller to permit the transactions contemplated by this Agreement.

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         (c)       Other than as set forth in Exhibit D hereto, Seller has
good and marketable title to all the Assets in each case subject to no security interest, lien, pledge, restriction, charge or encumbrance all of which will by paid at Closing. To Seller's Knowledge, none of the Assets nor the operation or maintenance thereof, contravenes any administrative regulation or any provision of law in such a way as to materially and adversely affect the business or properties of Seller or involves any hazardous materials or waste.

         (d) Seller is not in default under any Ownership Agreement or Contract and there have been no claims or defaults and there are no existing facts or conditions to Seller's Knowledge which, if continued or on notice, will result in any claims or defaults under any Ownership Agreement or Contracts.

         (e) The tangible personal property included in the Assets (except inventory) is in good and useable condition and has been properly maintained.

         (f) To Seller's Knowledge, the execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions herein contemplated, will not conflict with or result in the breach or violation of, any judgment, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, and Seller is not in default with respect to any such judgment, order, writ, injunction or decree. Other than as set forth on Exhibit D and the Knowledge of Seller, no governmental agency has at any time challenged or questioned the legal right or proposed any restriction on the legal right of the Seller to produce, manufacture, offer or sell the product, in the present manner or style thereof.

         (g) Exhibit E correctly sets forth a list of all Ownership Agreements, and all patents, patent applications, copyrights, copyright registrations and applications, trademarks, trademark registrations and applications, trade names or commercial names, and any other intangible assets (except for computer programs, industrial models, process and design, trade secrets and know-how to manufacture the Products), in the Territory for each Product currently owned, licensed, possessed, used or held by Seller (collectively, the "Listed Intangibles"). As of the Closing, Seller will transfer to the Buyer all computer programs industrial models, process and designs, trade secrets and know-how which are dedicated exclusively to the manufacture of the Product as they manufactured (the "Manufacturing Intangibles") and the Listed Intangibles. Other than as set forth in Exhibit E hereto, Seller owns the entire right, title and interest in and to the Listed Intangibles and the Manufacturing Intangibles (collectively the "Intangibles"), and there are no licenses, sublicenses or grants (including to any contractors who manufacture any of the Products) relation to the use of any of the same except as set forth on Exhibit E" hereto and none of them so owned are to the Knowledge of Seller being infringed by any third party or subject to a pending lawsuit or proceeding alleging any infringement or the rights of third parties. The Seller owns all right, title and interest in all Intangibles necessary for the manufacture of the

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Product in the Territory, including but not limited to all formulas and know-how. To Seller's Knowledge, the conduct of the business of Seller relating to the Assets does not infringe any patent, patent rights, copyright, trademark, trade secret, trade right, trade name, commercial name, trade secret or other intangible assets. On the Closing, all Intangibles shall be transferred and disclosed to Buyer by Seller including those in the possession of manufacturing contractors.

             (h) The Seller is not obligated, absolutely or contingently, to any person for a finder's fee, brokerage commission, or other similar payment in connection with the transactions contemplated by this Agreement, and the Seller agrees to indemnify and hold the Buyer harmless from any such payments or claims for such payments made or threatened.

             (i) Buyer, subject to section 16 hereof shall purchase from Seller that inventory of the Product set forth on Exhibit F to be agreed upon between the parties at those prices to be set forth on such Exhibit F. A physical count of such inventory shall be taken on or about June 30, 1999. The inventory of Seller on June 30, 1999 (the "Inventory") will consist of items of quality which would have been usable or saleable in the ordinary course of business of Seller if Seller had remained in the business of selling the Inventory. All of the items included in the inventory (including the Inventory) on the dates of an inventory are or will be the property of Seller. Inventory items shall include finished goods and work in process, raw materials, labels, display materials, bottles, bottling caps, packaging, shipping cartons and stickers and other supplies and components necessary to manufacture the Product as well as packaging materials and finished Product.

                     The foregoing warranties and those set forth in Section 9 and Section 16 hereof are the sole and exclusive warranties offered by Seller regarding any of the Inventory purchased hereunder. All other warranties, including, but not limited to, any implied warranty of merchantability and fitness are disclaimed.

             (j) Set forth on Exhibit G annexed hereto is a list of all licenses, permits or other authorizations held by the Seller from Federal, state or local authorities (except local business licensees), including the Food and Drug Administration, and to Seller's knowledge, such licenses, permits or other authorizations are the only ones required by Seller to offer the Products, and to operate Seller's facilities (or any manufacturing contractor's facilities) relating to the Products as currently conducted by Seller (and such contractors).

             (k) Seller will pay all of its own expenses whether or not the transactions contemplated hereto are consummated. Seller will pay all income, franchise, payroll, sales and all other taxes arising out of Seller's operations prior to and subsequent to Closing. Each party shall be responsible for any taxes imposed on it as a result of the transactions contemplated herein.

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             (l)     For the calendar years 1997 and 1998 and for the five
months ended May 31, 1999, (i) Exhibit J hereto sets forth the sales, costs of sales and returns for each of the Product sold by Seller, (ii) Exhibit I hereto sets forth the top twenty customers for each period and returns for each period in excess of $1,000 for the Product by each such customers; and
(iii) Exhibit K sets forth any and all product liability claims for the Product to the Knowledge of Seller. Within 15 days after the Closing Date, Seller will deliver to Buyer a complete list of all sales of the Product beginning after May 31, 1999 to the Closing Date and all such sales will be made in the ordinary course of business, consistent with past practices without any special discounts, promotional activities or sales to diverters. To Seller's Knowledge, no customer set forth on Exhibit I hereto has indicated an intent to stop purchasing the Product or to materially alter its purchases of the Product.

             (m) To Seller's Knowledge, no representation, warranty or agreement made by the Seller in this Agreement or made or to be made in the Exhibits hereto and no statement made or to be made in any such Exhibit, list, certificate or schedule or other instrument furnished by Seller as required by this Agreement contains, or will contain when delivered, any untrue statement of a material fact or omits or will omit to state when delivered any material fact necessary to make any statement, representation, warranty or agreement not misleading to a prospective purchase of the Products. To Seller's Knowledge, all material facts or conditions adversely affecting the value of the Products or the business operations of Seller relating directly to the Assets have been disclosed to Buyer.

     10. DEFINITIONS OF KNOWLEDGE. References herein to "Seller's Knowledge" or "to the knowledge of Seller" or similar references shall mean information actually known or which should validly have been known by an officer of the Seller without special inquiry or investigation.

     11.     REPRESENTATION AND WARRANTIES BY APS.

             (a) APS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite power and authority to own its properties as currently owned and to carry on its business as now conducted.

             (b) APS' Board of Directors, if necessary, has authorized the execution, delivery and performance of this Agreement.

             (c) This Agreement constitutes a legal, valid and binding obligation of APS enforceable against it in accordance with its terms.

             (d) APS is not obligated, absolutely or contingently, to any person for a finder's fee, brokerage commission, or other similar payment in connection with the transactions contemplated by this Agreement, and Buyer agrees to indemnify and hold Seller harmless from any such claims for such payments made or threatened.

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             (e)     APS will pay all of its own expenses whether or not the
transactions contemplated hereby are consummated.

     12.     REPRESENTATIONS AND WARRANTIES BY BUYER.

             (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all the requisite power and authority to own its properties as currently owned and to carry on its business as now conducted.

             (b) Buyer's Board of Directors, if necessary, has authorized the execution, delivery and performance of this Agreement.

             (c) This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

             (d) Buyer is not obligated, absolutely or contingently, to any person for a finder's fee, brokerage commission, or other similar payment in connection with the transactions contemplated by this Agreement, and Buyer agrees to indemnify and hold Seller harmless from any such claims for such payments made or threatened.

             (e) Buyer will pay all of its own expenses whether or not the transactions contemplated hereby are consummated.

     13. NON-DISCLOSURE. Except as required by law, Seller covenants that Seller shall not disclose after the Closing to anyone other than Buyer and the accountants, attorneys and employees of Seller any of the records of Seller relating exclusively to the Products, including any records relating to customers, suppliers, sales representatives or distributors or contract manufacturers of Seller. Buyer shall not disclose any of such records, except as required by law, including the rules and regulations of the Securities and Exchange Commission, and except to its employees, attorneys and accountants.

     14. PUBLIC DISCLOSURE. Buyer, Seller and APS agree not to make or cause to be made, whether orally or in writing or otherwise, any public announcement or disclosure with respect to the transactions contemplated by this Agreement or any of the provisions of this Agreement without prior written approval by the other parties hereto of the form and content of such announcement or disclosure and except as may be required by the rules and regulations of the Securities and Exchange Commission.

     15. NON-COMPETITION BY THE SELLER AND APS. As partial consideration of the purchase price to be paid in accordance herewith, Seller and APS, each on behalf of itself and its subsidiaries, agrees that, for one year after the Closing, it will not for its own account or the account of an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended), in any manner, directly or indirectly, either

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alone or in conjunction with others, engage in the manufacture, development, promotion, distribution, or sale of any product, directly competitive with the Product sold hereunder.

            16.     SALE OF THE INVENTORY.

            (a) On June 29, 1999, Seller shall transfer to Buyer all items of inventory (the "Inventory") of Seller on hand as of June 30, 1999, and all items of Inventory owned by Seller and not on hand on, by July 31, 1999, and Buyer shall acquire from Seller all such Inventory, raw materials and work in progress on the Closing, provided, however, Buyer will acquire no more units of each finished goods Product as equal the number of net units (sales less returns) of such respective Product sold in the twelve months ended June 30, 1999; provided or to make a respective finished goods product, however, that all such Inventory acquired for each respective finished goods Product shall have an expiration date of at least twenty-three months from July 31, 1999.

            (b) Buyer shall pay for raw materials, work in progress and finished goods included in the Inventory of each Product as per the values set forth as Exhibit H hereto.

            (c) On July 31, 1999 Seller shall take and deliver to Buyer a physical inventory of the finished goods and components of the Product and related display material. Within ten (10) business days after receipt at its facilities, Buyer shall notify Seller of any subsequent corrections to said Inventory. If there is a difference in excess of five percent (5t), Seller shall be entitled to take, at its sole expense, a physical inventory itself at Buyer's facility, upon reasonable notice and without unduly interfering with Seller's operations provided such physical inventory is taken within two weeks of the notice to Seller provided for in the immediately proceeding sentence. Any adjustment in that Inventory Amount shall be reflected in an adjustment of the amount required to be paid pursuant to this Section 16. As the initial payment for the inventory; Buyer shall pay Seller Twenty-Five Thousand Dollars ($25,000) at the Closing and any balance due for the Inventory not later than the thirtieth (30th) day after Buyer receives the Inventory.

            (d) Seller shall deliver said Inventory to Buyer in quantities in accordance with Buyer's reasonable instructions, at Buyer's shipping cost. Title shall be assumed to have passed upon the Closing and upon Closing, Buyer shall insure the Inventory.

            (e) For any inventory of the Products not acquired by Buyer, Seller and Buyer shall agree upon a method to dispose of such inventory in a manner which will not disrupt or compete with Seller's ongoing sales of the Products.

     17. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when received, if mailed, first class and certified or registered, postage prepaid or sent by telefax, Federal Express or

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another air courier service for next business day delivery which requires a recipient, addressed to the party for whom they are intended at the following addresses:

             If to Seller:

                            Premier Consumer Products, Inc.
                            106 Grand Ave.
                            Englewood, NJ  07631
                            Attn:  President
                            Telefax:  (201) 568-9700


             If to Buyer:

                            LEE PHARMACEUTICALS, INC.
                            1434 Santa Anita Avenue South
                            El Monte, California  91733
                            Attn:  Ronald G. Lee, President
                            Telefax:  (626) 575-0513

             If to APS:

                            Advanced Polymer Systems, Inc.
                            123 Saginaw Drive
                            Redwood City, CA  94063
                            Attn:  Michael O'Connell, Executive Vice President
                            Telefax: (650) 365-6490

Such names and addresses may be changed by written notice, as described in this Section 17.

     18. ENTIRE AGREEMENT AND AMENDMENTS. This Agreement, including the Exhibits and certificates referred to herein which are a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and maybe amended or terminated only by a written instrument executed by Seller, and Buyer or their respective legal representatives, successors or permitted assigns. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     19. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of California.

     20. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon Seller and Buyer, and their respective successors and permitted assigns.

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     21.     EXPENSES OF PROCEEDINGS.  In the event that any party hereto brings any type of proceeding to enforce the terms and conditions of this Agreement, the prevailing party in such proceeding shall be entitled to recover from the unsuccessful party all reasonable attorney's and paralegal's fees and incidental cost incurred by said prevailing party.

     22. NO MERGER. This Agreement and all Exhibits and Annexes hereto shall survive the closing and remain in full force and effect under their respective terms.

     23. FACSIMILE EXECUTION. Execution of this Agreement or any Exhibits hereto shall be deemed binding upon the party executing this Agreement or such Exhibits and notwithstanding that delivery of the executed document may be by facsimile transmission. Any party shall be entitled to rely on a faxed execution copy of this Agreement and such Exhibits with the same force and effect as if an originally inked execution copy were delivered. Inked original documents shall be delivered to the other parties by Federal Express within three business days of the facsimile transmission.

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

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                   LEE PHARMACEUTICALS, INC. a California corporation

                   By:  Ronald G. Lee
                      ---------------------------------




                   PREMIER CONSUMER PRODUCTS, INC, a Delaware corporation

                   By:  John Boylan
                      ---------------------------------




     ADVANCED POLYMER SYSTEMS, INC. agrees to abide by and be bound by the terms of this Agreement insofar as they apply to it.

                   ADVANCED POLYMER SYSTEMS, INC.

                   By:  Bob Albus
                      ---------------------------------


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

                                LIST OF ANNEXES

     The Company will agree to provide to the Commission, upon request, the Annexes included herewith.

     Annex I    Bill of Sales

     Annex II   Assignment

     Annex III  Promissory Note

     Annex IV   Security Agreement


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